                                                                   EXHIBIT 4.9


                         CONSENT AND AMENDMENT NO. 1 TO
                          LOAN AND SECURITY AGREEMENT



                                              November 5, 1997




Pioneer Americas Acquisition Corp.
4300 NationsBank Center
700 Louisiana Street
Houston, Texas  77002
Attention:  Chief Financial Officer
                and Corporate Secretary

Ladies and Gentlemen:

              Reference is made hereby to the certain Loan and Security Agreement dated as of June 17, 1997 among Pioneer Americas Acquisition Corp. ("Borrower"), Bank of America National Trust and Savings Association, successor by merger to Bank of America Illinois, as Agent (the "Agent") and a Lender and the other Lenders party thereto (the "Loan Agreement"). Unless otherwise defined herein, capitalized terms used herein shall have the meanings provided to such terms in the Loan Agreement.

              1.     Background.  Borrower has informed Agent and Lenders that
(a) Borrower's Subsidiary, PAI, has established three new Subsidiaries, PCI Chemicals Canada Inc., a New Brunswick corporation ("PCI Canada"), PCI
Carolina, Inc., a Delaware corporation ("PCI Carolina") and Pioneer Licensing, Inc., a Delaware corporation ("Licensing"); (b) PCI Canada and PCI Carolina have agreed to acquire (the PCI Acquisition") certain of the assets, and assume certain of the liabilities, of ICI Canada Inc. ("ICI Canada") and ICI Americas Inc. ("ICI Americas"); (c) PAI has agreed to obtain a $83,000,000 term loan
(the "Term Loan") from DLJ Capital Funding, Inc., ("DLJ") and Salomon Brothers Holding Company Inc. ("Salomon"); (d) PCI Canada has agreed to issue $175,000,000 of senior secured notes (the "Senior Secured Notes"), the sale of which will be underwritten by DLJ and Salomon; (e) PCI Canada and PCI Carolina has each agreed to grant to the Collateral Agent for the lenders in respect of the Term Loan and the Senior Secured Notes, a lien on its real estate, equipment and certain general intangibles, and certain related property (the "Collateral Grant"), to secure the obligations in respect of the Term Loan and the Senior Secured Notes; (f) Borrower and each Subsidiary of Borrower has agreed to guaranty the obligations in respect of the Term Loan and in respect of the Senior Secured Notes; (g) PCI Canada and PCI Carolina has each agreed to transfer its rights in respect of certain license agreements to Licensing; and
(h) Borrower and its Subsidiaries intend to consummate certain other transactions in
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connection with the foregoing (all of the foregoing being collectively referred to as the "Transactions"). Consummation of the Transactions would violate various provisions of the Loan Agreement. Consequently, Borrower has requested that Agent and Lenders consent to the consummation of the Transactions.

              Borrower has also requested that Agent and Lenders agree to amend the Loan Agreement in certain respects in order to (i) increase the Revolving Credit Amount from $35,000,000 to $65,000,000; (ii) add PCI Canada as a borrowing entity thereunder; (iii) provide for loans in Canadian Dollars; (iv) add Kemwater North America, Inc. as a borrower thereunder; (v) accept Borrower's designation of PCI Canada, PCI Carolina and Licensing as Designated Subsidiaries thereunder; and (vi) extend the term thereof, amend the interest rates and fees payable in connection therewith, amend the financial covenants contained therein and otherwise revise and amend the Loan Agreement in various respects. In connection with such requests, Agent and its affiliate, BancAmerica Robertson Stephens ("BRS"), have issued a certain commitment letter dated October 10, 1997 and accepted by Borrower on October 17, 1997 (the "Commitment Letter"), which Commitment Letter describes the terms on which Agent and Lenders have agreed to amend the Loan Agreement. A copy of the Commitment Letter is attached hereto as Exhibit B.

              Borrower and Agent have agreed that it will not be possible to consummate the amendments described in the Commitment Letter prior to the scheduled closing of the Transactions on November 5, 1997. Consequently, Borrower has requested that Agent and Lenders (x) enter into an amendment to the Loan Agreement that increases the Revolving Credit Amount thereunder to $65,000,000, adds PCI Canada as a borrowing entity thereunder (subject to satisfaction of certain conditions prior to Loans actually being made available to PCI Canada), amends the interest charges and fees payable in connection with the Loans and accepts the designation of PCI Canada, PCI Carolina and Licensing as Designated Subsidiaries and (y) agree with Borrower that after consummation of the Transactions, Agent and Lenders will negotiate with Borrower an Amended and Restated Loan and Security Agreement (the "Amended Agreement") and related agreements, instruments and documents, that collectively will effect the financing terms described in the Commitment Letter.

              Agent and Lenders have agreed to all of the foregoing on the terms described herein.
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              2.     Consent.  Agent and Lenders hereby consent to the
consummation of the Transactions and agree that notwithstanding anything to the contrary contained in the Loan Agreement, the consummation of the Transactions shall not constitute an Event of Default or an Unmatured Event of Default, provided that:

                     a. the Acquisition is consummated pursuant to the terms of the certain Asset Purchase Agreement dated as of September 22, 1997, as amended October 31, 1997, among PCI Canada, PCI Carolina, Parent, ICI Canada, ICI Americas and Imperial Chemical Industries PLC and related agreements, instruments and documents in the forms presented to Agent and its counsel prior to the date hereof;

                     b. the Term Loan is consummated pursuant to the terms of a Term Loan Agreement dated as of October 30, 1997 and related agreements 31, 1997, instruments and documents in the forms presented to Agent and its counsel prior to the date hereof;

                     c. the Senior Secured Notes are issued pursuant to the terms of a Senior Note Indenture and a Purchase Agreement, each dated as of October 30, 1997 and related agreements, instruments and documents in the forms presented to Agent and its counsel prior to the date hereof;

                     d. the Collateral Grant is consummated pursuant to the terms of various agreements, instruments and documents in substantially the forms presented to Agent and its counsel prior to the date hereof; and

                     e. the other Transactions are consummated pursuant to the terms of various agreements, instruments and documents in substantially the forms presented to Agent and its counsel prior to the date hereof.

              This Consent and Amendment No. 1 to Loan and Security Agreement (the "Amendment") shall constitute a consent only to the matters specifically described herein and shall not constitute a consent to any other departure from the terms of the Loan Agreement or any Related Agreement or a waiver of any existing or future Event of Default or Unmatured Event of Default under any of the foregoing, whether or not now known to Agent or any Lender.
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              3.     Amendments.  The Loan Agreement is hereby amended as
follows:

                     a. The term "Revolving Credit Amount" contained in the Loan Agreement is hereby amended to increase the amount thereof to $65,000,000.

                     b. PCI Canada is hereby added as a borrowing entity under the Loan Agreement. However, the term "Borrower" shall be deemed to continue to refer only to PAAC until such time as the Amended Agreement is effective. Notwithstanding PCI Canada's designation as a borrowing entity, PCI Canada shall not be entitled to request Loans or Letters of Credit under the Loan Agreement, nor shall Agent or any Lender have any obligation to make Loans to, or issue Letters of Credit on the application of, PCI Canada, in any case until the Amended Agreement is effective.

                     c. The definition of the term "Applicable Margin" contained in the Loan Agreement is hereby amended and restated in its entirety, as follows:

                     "'Applicable Margin' means, at any time, a percentage
              determined with reference to Borrower's Interest Coverage Ratio for the twelve month period ending on the last day of Borrower's most recent fiscal quarter, as set forth below for the applicable interest rate or fee:
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
                                            Applicable Margin       Applicable
                                             for LIBOR Rate         Margin for       Applicable
                 Interest                  Coverage and Letter     Floating Rate     Margin for
              Coverage Ratio              of Credit Commissions        Loans         Non-Use Fee
              --------------              ---------------------        -----         -----------
        Greater than or equal to                  1.75%                0.75%            0.35%
        3.5:1.0

        Less than 3.5:1.0 and                     2.00%                1.00%            0.40%
        greater than or equal to
        3.0:1.0

        Less than 3.0:1.0 and                     2.25%                1.25%            0.45%
        greater than or equal to
        2.5:1.0

        Less than 2.5:1.0                         2.50%                1.50%            0.50%

              The Interest Coverage Ratio for any fiscal quarter shall be determined pursuant to Borrower's monthly financial statements for the last month in such quarter delivered pursuant to Section 5.1.1(b) or, with respect to the last fiscal quarter in any Fiscal Year, Borrower's annual audited financial statements for such Fiscal Year delivered pursuant to Section 5.1.1(a). Changes in the Applicable Margin shall become prospectively effective 5 days after receipt by Agent of the applicable financial statements, accompanied by a calculation of the Interest Coverage Ratio. The Applicable Margin for the period from November 5, 1997 until 5 days after receipt by Agent of Borrower's financial statements for December 31, 1997 shall be set at the level that would be applicable if the Interest Coverage Ratio were less than 2.5:1.0."

                     d. The definition of the term "Floating Rate" contained in the Loan Agreement is hereby amended and restated in its entirety, as follows:

                     "'Floating Rate' means, at any time, the Reference Rate
              plus the Applicable Margin."
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                     e.     The first sentence of the definition of the term
       "Reference Rate" contained in the Loan Agreement is hereby amended and restated in its entirety, as follows:

                     "'Reference Rate' means, at any time, the higher of (a)
              the rate of interest than most recently announced by Bank of America National Trust and Savings Association at Chicago, Illinois as its reference rate and (b) the then applicable Federal Funds Rate plus one-half of one percent (0.50%)."

                     f. Section 2.2(b) of the Loan Agreement is hereby amended to provide that the Letter of Credit commissions payable thereunder at any time that the Default Rate is not being charged, shall be equal to the Applicable Margin.

                     g. Section 5.29 of the Loan Agreement is hereby amended to provide that the merger of Borrower and PAI must be completed on or before October 31, 1998.

                     h. The Loan Agreement is hereby amended to provide that Borrower will pay to Agent, for its own account, an annual agency fee equal to $15,000 per annum, payable on the date hereof, on October 10, 1998 and on each anniversary of October 10, 1998 until termination.

                     i. The Loan Agreement is hereby amended to provide that on the date hereof, Borrower will pay BRS, for its own account, any unpaid portion of the $275,000 arrangement fee described in the Commitment Letter.

                     j. The Loan Agreement is hereby amended to provide that interest on the Floating Rate Loans shall be payable in arrears on the last day of each quarter, commencing on December 31, 1997 and at maturity and that interest on LIBOR Rate Loans shall be payable in arrears on the last day of each quarter, commencing on December 31, 1997, on the last day of each Interest Rate Period applicable thereto, and at maturity.

                     k. PCI Canada, PCI Carolina and Licensing are hereby deemed to be "Designated Subsidiaries" under the Loan Agreement. Notwithstanding such designation, (i) no Accounts Receivable of any of such Persons shall be deemed to be Eligible Accounts Receivable; (ii) no Inventory of any such Person shall be deemed to be Eligible Inventory; and (iii) Borrower shall not be entitled to make
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       loans or advances to any such Person, in each case until each such
       Person has complied with the terms of Sections 5.19 and 5.20 of the Loan Agreement and until the Amended Agreement has become effective.

                     l. This Amendment shall have the effect of amending the Loan Agreement, Supplement A and the Related Agreements as appropriate to express the agreements contained herein. In all other respects, the Loan Agreement, Supplement A and the Related Agreements shall remain in full force and effect in accordance with their respective terms.

              4. Agreement. Agent and Lenders hereby agree with Borrower that after consummation of the Transactions and prior to December 31, 1997, Agent and Lenders will negotiate with Borrower an Amended Agreement and related agreements, instruments and documents, that collectively will effect the financing terms described in the Commitment Letter, subject to all of the conditions set forth therein.

              5. Conditions to Effectiveness. This Amendment shall be effective upon execution hereof by Agent and Lenders and acceptance hereof by Borrower and each other Obligor, together with (a) each other item listed in
Section IX of the Closing Checklist attached hereto as Exhibit C, all in form and substance satisfactory to Agent, (b) the balance of the $275,000 arrangement fee due to BRS in connection with the
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issuance of the Commitment Letter and the $15,000 initial annual agency fee due to Agent in connection with the issuance of the Commitment Letter (each of which fees may be paid by debit to the Loan Account) and (c) evidence satisfactory to Agent that each of the other Transactions will be consummated contemporaneously with, and in accordance with the terms of, this Amendment.


                                           Very truly yours,



                                           BANK OF AMERICA NATIONAL
                                             TRUST AND SAVINGS ASSOCIATION,
                                             as Agent and as a Lender



                                           By  /s/ David A. Johanson
                                              --------------------------------
                                              Its    Vice President
                                                  ----------------------------



Acknowledged and agreed to as of
this 5th day of November, 1997


PIONEER AMERICAS ACQUISITION CORP.



By       /s/ Philip J. Ablove
   ----------------------------------
  Its         Vice President
      -------------------------------


PCI CHEMICALS CANADA, INC.


By       /s/ Philip J. Ablove
   ----------------------------------
  Its         Vice President
      -------------------------------

                  Acknowledgment and Acceptance of Guarantors





              Each of the undersigned is a party to the Master Corporate Guaranty dated June 17, 1997 in favor of Bank of America National Trust and Savings Association, as Agent for itself and Lenders (the "Guaranty"), pursuant to which each of the undersigned has guaranteed the Liabilities of Borrower under the Loan Agreement. Each of the undersigned hereby acknowledges receipt of the foregoing Consent and Amendment No. 1 to Loan and Security Agreement, accepts and agrees to be bound by the term thereof, ratifies and confirms all of its obligations under the Guaranty, and agrees that the Guaranty shall continue in full force and effect as to it, notwithstanding such amendment.


                                                  Acknowledged and Agreed to
                                                  this 5th day of November,
                                                  1997.


                                                  EACH OF THE SUBSIDIARIES SET
                                                  FORTH ON EXHIBIT A ATTACHED
                                                  HERETO


                                                  By /s/ Philip J. Ablove
                                                     ---------------------------
                                                         Vice President of each
                                                         such Subsidiary

                                   EXHIBIT A

                                  Subsidiaries


                             Pioneer Americas, Inc.
                       Pioneer Chlor Alkali Company, Inc.
                           Imperial West Chemical Co.
                             All-Pure Chemical Co.
                       All-Pure Chemical Northwest, Inc.
                          Black Mountain Power Company